Exhibit 99.1

National Beverage Corp. Sustains Momentum; Reports Six Months Results

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--December 10, 2009--National Beverage Corp. (NASDAQ: FIZZ) today reported financial results for its mid-year (six months) and second quarter ended October 31, 2009.

For the six months:

  Revenues increased 5% to $312.4 million.
  Net income grew to $18.1 million.
  Earnings per share grew 26% to $.39.

“We find ourselves quite content and privileged to report six-month results that sustained both revenue and profit growth in spite of the present economic climate,” stated Chairman and Chief Executive Officer, Nick A. Caporella.

“Our revenue growth in North America out-classed most other soft drink producers and this performance remains attributable to our value brands and today’s cautious consumer spending philosophy,” continued Caporella.

“Recently, certain of our long-standing characteristics have risen to ‘forward thinking status’, such as – vertical integration and owner-operator philosophy. While we have employed these as our core philosophy since inception, others may have recently discovered the soundness of our business/management techniques.”

“While ‘opportunistic’ in every sense of our being, we are cautiously alert to the continuing economic menace and its consequences. Hopefully, good news, good results and renewed confidence will rekindle warm feelings for all . . . during the upcoming holiday season,” concluded Caporella.

National Beverage is highly innovative, making it unique as a pace-setter in the changing soft-drink industry. Its lineup of refreshment products including – energy drinks, fortified powders and supplements, and functionally enhanced juices and waters – are geared toward the lifestyle/health-conscious consumer.

Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

Fun, Flavor and Vitality . . . the National Beverage Way

National Beverage Corp.
Consolidated Results for the Three and Six Months Ended
October 31, 2009 and November 1, 2008
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	October 31,	November 1,	October 31,	November 1,
	2009	2008	2009	2008

Net Sales	$149,571	$144,375	$312,402	$297,302

Net Income	$8,324	$6,483	$18,117	$14,234

Net Income Per Share
Basic	$.18	$.14	$.39	$.31
Diluted	$.18	$.14	$.39	$.31

Average Common Shares Outstanding
Basic	46,020	46,002	46,017	45,992
Diluted	46,275	46,195	46,268	46,165

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

CONTACT:
National Beverage Corp.
Grace Keene, Office of the Chairman, 877-NBC-FIZZ